EXHIBIT 10.1

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective _May 1_, 2006, by and between Ross Stores, Inc. (the “Company”) and Barbara Levy (the “Executive”).  The Executive and the Company previously entered into an Employment Agreement (the “Agreement,” attached hereto) effective February 7, 2005.  Executive has indicated her desire to retire from her employment with the Company.  In order to provide for an orderly transition of Executive’s responsibilities, it is now the intention of the Executive and the Company to amend the Agreement as set forth below.  Capitalized terms contained in this Amendment shall, unless otherwise defined herein, have the meanings assigned such terms by the Agreement.  Accordingly, the Executive and the Company hereby amend the Agreement as follows:

I.

Term.  The Executive shall retire from the Executive’s current position as Executive Vice President, Merchandising effective as of a date to be determined, subject to the provisions hereof, at the sole discretion of the Company’s Chief Executive Officer (the “Retirement Date”), which date shall be no later than August 1, 2007 or 150 days following the commencement of employment of a General Merchandise Manager in Ready to Wear, whichever is sooner.  The Executive and the Company further agree as follows:

A.

The Executive shall remain employed with the Company through the Retirement Date as Executive Vice President, Merchandising, subject to the terms and conditions of the Agreement and this Amendment.  The Company shall provide the Executive with written notice of the Retirement Date determined by the Chief Executive Officer at least thirty (30) days prior to the Retirement Date.  Executive agrees to cooperate with the Company’s public announcement of the Executive’s intention to retire from the Company.

B.

From the date of this Amendment until the Retirement Date, Executive shall cooperate with and support the hiring and training of a General Merchandise Manager in Ready to Wear and perform the Executive’s duties as set forth in the Agreement.  Notwithstanding the foregoing, the Executive hereby expressly agrees to support and permit reasonable  changes, as determined at the discretion of the Chief Executive Officer, to the nature and scope of the Executive’s authority, power, function, duties and reporting relationships of Executive’s position, including specifically, the reasonable diminishment thereof as appropriate to effect an orderly transfer of the Executive’s responsibilities; provided, that the Executive’s title shall not be changed.  Executive agrees that no such changes to the Executive’s authority, power, function, duties and reporting relationships of Executive’s position, individually or cumulatively, shall be deemed “Good Reason” under any provision of the Agreement for Executive’s resignation from employment with the Company.

C.

Provided the Executive remains employed through the Retirement Date, following the Retirement Date Executive will serve as an independent contractor consultant to the Company for up to two (2) days per week, as requested by the Company, for a term of twelve (12) months (the “Consulting Period”).  During the Consulting Period, the Executive shall perform such duties as shall be reasonably requested by the Chief Executive Officer.

II.

Compensation and Related Matters.  In consideration of Executive’s promises in Paragraph I above, and provided Executive complies with Paragraph I above, Executive shall be entitled to the following compensation and related benefits:

A.

Salary.  Executive will receive her full salary, which shall not be less than her current salary of  $600,000 per annum, through the Retirement Date, paid in accordance with the terms of the Agreement except as otherwise provided herein.  Executive will be eligible for annual merit increases in accordance with the focal review cycle for senior executives of the Company.

During the Consulting Period, Executive will be paid a consulting fee for her services in an annual amount equal to 100% of Executive’s annual base salary in effect on the Retirement Date (the “Consulting Fee”).  The Consulting Fee shall be payable in equal bi-monthly installments in accordance with the Company’s normal payroll practices applicable to its senior officers.  Company shall reimburse Executive for all reasonable travel and other approved expenses incurred by the Executive in performing her services hereunder, to the extent provided for under the policies and procedures established by the Company.  Notwithstanding the foregoing, the portion of the Consulting Fee payable during the six-month period immediately following the Retirement Date, or such later date treated as the date of separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall, to the extent necessary to avoid the imposition of penalties under Section 409A, be paid in a single lump sum on the first day following the expiration of such six-month period.

B.

Bonus.  The Executive will be eligible to receive a full year’s bonus for fiscal year 2006, calculated and paid under the existing bonus plan for senior executives of the Company (the “Bonus Plan”) and based on the Company’s full 2006 fiscal year’s actual results.  For the Company’s fiscal year 2007, (i) if Executive remains employed until August 1, 2007, Executive will be eligible to receive a full year’s bonus calculated and paid under the Bonus Plan and based on the Company’s full 2007 fiscal year’s actual results or (ii) if Executive does not remain employed until August 1, 2007, Executive will be eligible to receive a pro-rata bonus based on number of days the Executive is employed by the Company in fiscal year 2007, calculated and paid under the Bonus Plan and based on the full 2007 fiscal year’s actual results.  Payments of bonuses pursuant to this paragraph shall be made at the same time as bonus payments to other senior executives of the Company under the Bonus Plan.  To the extent any bonus is not paid in the normal course prior to the Retirement Date, it shall be paid at the later of when it would normally be paid, and six months after the Retirement Date.

C.

Equity.  All stock options granted to Executive by the Company will continue to vest in accordance with their existing terms.  The restricted stock award granted to Executive on March 20, 2003 will vest in full on March 20, 2007, or upon termination if Retirement Date is prior to March 20, 2007.

Executive’s restricted stock award granted on March 29, 2004 will vest 25% on February 1, 2007, an additional 25% on May 1, 2007, and the remaining 50% on July 31, 2007, provided Executive remains employed through those respective vesting dates; if Executive does not remain employed through those respective vesting dates, any unvested restricted stock from the March 29, 2004 award shall be forfeited, except as otherwise provided in the Employment agreement or the equity grants.

D.

Benefits.  Company will provide, at no after-tax cost to the Executive, to Executive and any of her dependents participating in the Company’s medical, dental, vision and prescription plans as of the Retirement Date, continued coverage in such plans for sixty (60) months from the Retirement Date.

In addition, on the first date following a period of six (6) months immediately following the Retirement Date, the Company will pay Executive (i) a lump sum amount of $1,670, grossed up in an amount to cover estimated taxes, for estimated one-year’s full premium cost for Executive’s Company-provided life insurance policy, and (ii) a lump sum of $15,000, grossed up in an amount to cover estimated taxes, for estate planning services.

	E.	Miscellaneous.

(i)  During the term of the Agreement and the Consulting Period and at all times thereafter, the Executive shall be entitled to the Company’s “Employee Discount”, provided that during the first six months after the Retirement Date, Executive shall not be eligible for the Employee Discount

(ii) Executive will not accrue vacation following the Retirement Date.

III.

The Employment Restriction provisions of Paragraph 9 of the Agreement, including restrictions on Executive working for certain companies and entities, shall remain effective until three (3) years after the later of the Retirement Date or termination of the Consulting Period.

IV.

Section 409A. If any provision of this Amendment or the Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with and receiving the approval of the Executive (which shall not be unreasonably withheld), reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A.

V.

This Amendment Not a Termination by Executive for Good Reason or Termination by Company.  The parties agree and understand that this Amendment does not constitute or give rise to grounds for a termination under the Agreement by Executive for Good Reason, or termination by Company for Cause, Without Cause or Non-Renewal, and that this Amendment, the actions contemplated by this Amendment, or Executive’s separation pursuant to this Amendment, shall not entitle Executive to any additional benefits under her Agreement (i.e., under Paragraphs 6 or 8 of the Agreement) other than those provided herein.

The provision of this Amendment shall supersede conflicting provisions in the Agreement.  Except for the provisions of this Amendment as set forth above, the Agreement and all of its terms remain in full force and effect.

ROSS STORES, INC.	EXECUTIVE

/s/ Michael Balmuth	/s/ Barbara Levy

Michael Balmuth	Barbara Levy
Vice Chairman, President and CEO

May 1, 2006	May 1, 2006

Date	Date